CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our report dated July 27, 2016, with respect to the financial statements of Wells Fargo Growth Balanced Fund and Wells Fargo Moderate Balanced Fund (formerly known as Wells Fargo Advantage Growth Balanced Fund and Wells Fargo Advantage Moderate Balanced Fund, respectively), two of the funds constituting the Wells Fargo Funds Trust, as of May 31, 2016, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 26, 2016